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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549





                                 FORM 8-K
                              CURRENT REPORT

  Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

   Date of Report (Date of earliest event) May 8, 1996





                  ASSOCIATES FIRST CAPITAL CORPORATION
          (Exact name of registrant as specified in its charter)




            DELAWARE
(State or other jurisdiction of incorporation)

(Commission File Number)        2-44197
(I.R.S. Employer
Identification Number)          06-0876639



250 E. Carpenter Freeway, Irving, Texas                          75062-2729
(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code (214) 541-4000
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Item 2.  Acquisition or Disposition of Assets.

     On May 8, 1996, Associates First Capital Corporation (the "Company") completed the acquisition of the following entities, which, at such date, were affiliates of the Company: Associates International Holdings Corporation, Associates Financial Services Company of Puerto Rico, Inc., Financial Reassurance Company Limited, ACONA B.V., AIC Associates Canada Holdings Inc. and Associates Capital Corporation of Canada (collectively the "Foreign Affiliates"). The Company acquired the Foreign Affiliates from its indirect parent, Ford Motor Company ("Ford"), which was the direct parent of each of the Foreign Affiliates. Ford contributed the capital stock of each of the Foreign Affiliates to the Company in exchange for 23,603,669 shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), of the Company.

     Each of the Foreign Affiliates were independently valued by either an investment banking firm or an independent accounting firm whose combined valuations determined the Foreign Affiliates to have an aggregate fair market value of $684,506,400. The combined valuation was used to determine the number of Class A shares of stock (determined by referring to the initial public offering price of the Company's Class A Common Stock on May 7, 1996 of $29 per share) to be issued to Ford. The transaction was accounted for at the historical cost of the Foreign Affiliates to Ford.

     The Company was an indirect wholly owned subsidiary of Ford as of the date of the acquisition of the Foreign Affiliate. After the consummation of the initial public offering, Ford retained approximately 80.7% of the economic interest in the Company.

Item 7.  Financial Statements and Exhibits

     (a) Financial Statements of Businesses to be Acquired. It is impracticable to provide the required historical financial statements at this time. The required financial statements will be provided within 60 days of this report.

     (b) Pro Forma Financial Information. Financial statements of the Company and the Foreign Affiliates on a supplemental combined basis are hereby included in this report by incorporation by reference to the Company's Current Report on Form 8-K dated February 9, 1996 and the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1996, as permitted by Rule 12b-32 under the Securities and Exchange Act of 1934.

     (c)  Exhibits

          2.1 -    Share Contribution Agreement

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                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             ASSOCIATES FIRST CAPITAL CORPORATION




                             By: /s/ Chester D. Longenecker
                             Executive Vice President
                             and General Counsel



Date: May 23, 1996
                             INDEX TO EXHIBITS



Exhibit
Number

2.1    -    Share Contribution Agreement



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